Exhibit 10.40

Non-Employee Director Compensation Policy

DERMTECH, INC.

The Board of Directors of DermTech, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”), which establishes compensation to be paid to non-employee directors of the Company, effective as of January 30, 2020 (the “Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, a “Non-Employee Director”).  “Affiliate” means an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Restricted Stock Unit Grants

1.	Annual Restricted Stock Unit Grants to Incumbent Non-Employee Directors

Annually, on the date of the first meeting of the Board of Directors held following the Company’s annual meeting of stockholders in each year commencing in 2020 (each such meeting, the “Annual Stockholder Meeting”), each incumbent Non-Employee Director shall be granted 8,000 restricted stock units (“RSUs”) (each RSU representing the contingent right to receive one share of the Company’s common stock) (such grants, the “Annual Grants”).

2.	Initial Restricted Stock Unit Grant for Newly Appointed or Elected Directors

Each new Non-Employee Director after the Effective Time shall be granted 8,000 RSUs at the first regularly scheduled meeting of the Board of Directors on or after his or her initial appointment or election to the Board of Directors; provided, however, that if such first regularly scheduled meeting of the Board of Directors held following appointment or election is not the first meeting of the Board of Directors held following the Annual Stockholder Meeting, the number of RSUs shall be pro-rated based on the nearest number of whole months remaining from such meeting of the Board of Directors until the next Annual Stockholder Meeting (assuming for such purpose that the next Annual Stockholder Meeting will be held on the first anniversary of the most recent Annual Stockholder Meeting) (such grants, the “New Director Grants”).

Non-Employee Director Compensation Policy

3.	Terms for All Restricted Stock Unit Grants

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, (i) Annual Grants shall vest in a single installment on the first anniversary of the date of grant, subject to the continued service of the Non-Employee Director, (ii) New Director Grants shall vest in a single installment on (A) the first anniversary of the date of grant, if granted at the first meeting of the Board of Directors held following the Annual Stockholder Meeting, or (B) the first anniversary of the most recent Annual Stockholder Meeting, if not granted at the first meeting of the Board of Directors held following the Annual Stockholder Meeting, subject in each case to the continued service of the Non-Employee Director, and (iii) Annual Grants and New Director Grants shall contain such other terms and conditions as set forth in the form of Restricted Stock Unit Agreement approved by the Board of Directors or the Compensation Committee.

All RSU amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

Annual Fees

Each Non-Employee Director serving on the Board of Directors and the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, as applicable, shall be entitled to annual fees in the following amounts (the “Annual Fees”):

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Member	Annual Retainer Amount for Chair
Board Member	$38,500	$69,960
Audit Committee	$6,380	$16,500
Compensation Committee	$4,950	$11,000
Nominating and Corporate Governance Committee	$3,300	$7,150

Except as otherwise set forth in this Policy, all Annual Fees shall be paid for the period from January 1 through December 31 of each year, commencing in 2020. Such Annual Fees shall be paid in cash.

Payments payable to Non-Employee Directors shall be paid quarterly in arrears promptly following the end of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that such director was not serving in the applicable capacity as a member or chair of the Board of Directors or committee thereof and (ii) no fee shall be payable in respect of any period prior to the date such director was elected or appointed to serve in the applicable capacity as a member or chair of the Board of Directors or committee thereof.

Non-Employee Director Compensation Policy

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee shall periodically review this Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and shall make recommendations to the Board of Directors for its approval of any amendments to this Policy.

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